Exhibit 99.1

News

NYSE:BWS
For Immediate Release
Contact: Beth Fagan, VP
Public Affairs 314-854-4095

Brown Shoe Reports April Retail Sales for Famous Footwear and Naturalizer;

Raises EPS Guidance for First Quarter and Full Year

            ST. LOUIS, MISSOURI, May 6, 2004-- Brown Shoe Company, Inc. (NYSE: BWS) today announced April retail sales for its Famous Footwear and Naturalizer Retail divisions.

            Retail sales at Famous Footwear, the company's chain of 897 family footwear stores, were $91,900,000 for the four-week period ended May 1, 2004, even with the same period last year (ended May 3, 2003). Same-store sales decreased 1.2 percent for the month, partially due to the Easter calendar shift to earlier in April. Same-store sales for the combined March-April period were up 4.2 percent.

            For the first quarter of 2004, Famous Footwear sales were $272,100,000, a 4.2 percent increase compared to the same 13-week period last year. The chain experienced sales gains in athletic footwear, women's and men's dress shoes and sandals. Same-store sales for the quarter were up 2.6 percent.

            Retail sales at Brown Shoe's domestic Naturalizer retail division, a 206-store chain selling the Naturalizer brand of women's footwear, were $11,000,000 in April, up slightly versus last year. Same-store sales increased 2.3 percent for April, and were up 2.2 percent for the March-April period.

            For the first quarter of 2004, Naturalizer Retail sales were $29,800,000 versus $28,800,000 for the year-ago quarter. Same-store sales for the quarter were up 4.1 percent.

Guidance for 2004

            "At Famous Footwear, same-store sales for the combined March-April period and for the full first quarter, were ahead of plan. This along with continued improvement in gross margins, allows us to increase both our first quarter and full-year earnings per share estimates," said Brown Shoe Chairman and CEO Ron Fromm. First quarter earnings also benefit from better-than-expected results in our wholesale segment, as some wholesale shipments that were previously expected to ship in our second quarter occurred in the first quarter."

            Accordingly for the first quarter, the Company now estimates diluted earnings per share in the range of $0.43 - $0.45, as compared to its previous guidance of $0.30 - $0.35. First quarter fiscal 2003 diluted earnings per share were $0.49. Estimated first quarter results for 2004 include approximately $0.10 per share cost for the assimilation and transition of the Bass footwear license, which Brown Shoe acquired on February 2, 2004.

            Brown Shoe estimates earnings for its second quarter of fiscal 2004 will be in the range of $0.60 - $0.65 per share, as compared to second quarter fiscal 2003 diluted earnings per share of $0.62. This estimate includes transition costs for the Bass footwear license of approximately $0.04 per share in the second quarter and reflects a more difficult wholesale children's business than anticipated.

            The Company currently estimates fiscal 2004 diluted earnings per share in the range of $3.20 - $3.25, as compared to its previous guidance of $3.15 and last year's diluted earnings per share of $2.52. Fiscal 2004 net sales are currently estimated at $2.0 billion, versus fiscal 2003 net sales of $1.8 billion.

MONTH AND FIRST QUARTER SALES (millions)

	FY 2004 (5/01/04)	FY 2003 (5/03/03)	% Change	Same-Store % Change	Stores Open 5/01/04 vs. 5/03/03
April -Famous Footwear	$ 91.9	$ 91.9	-	(1.2)	897	913
1st Qtr-Famous Footwear	272.1	261.1	4.2	2.6

April -Naturalizer	11.0	10.9	0.9	2.3	206	214
1st Qtr-Naturalizer	29.8	28.8	3.5	4.1

Store Openings for the Month

  Famous Footwear opened new stores in Shirley, NY and New York City, NY.
First Quarter Earnings and Conference Call

            Brown Shoe will issue its first quarter earnings results at 7:30 a.m. EDT on Wednesday, May 19. A conference call to discuss first quarter results will be held at 9 a.m. EDT that same morning. While the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.fulldisclosure.com. At the website, type in the BWS ticker symbol to locate the broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including without limitation, the statements under the caption "Financial Position and Forward-Looking Guidance." Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer's preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of currently pending litigation; (iii) intense competition within the footwear industry; and (iv) political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.8 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 400 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie and Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Superman, Supergirl, Looney Tunes and AstroBoy character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.